Exhibit (d)(2)

INVESTMENT SUB-ADVISORY AGREEMENT

This AGREEMENT is made as of this 12th day of May, 2021, by and among U.S. Monthly Income Fund for Puerto Rico Residents, Inc. (the “Fund”), UBS Asset Managers of Puerto Rico, a division of UBS Trust Company of Puerto Rico, a Puerto Rico trust company, (the “Investment Manager”), and Nuveen Asset Management, LLC (the “Sub-Adviser”).

WHEREAS, the Fund is registering as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Investment Manager is registering as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and has entered into an investment management agreement with the Fund (the “Investment Management Agreement”), dated January 22, 2013;

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act;

WHEREAS, the Sub-Adviser previously provided investment advisory services to the Fund, pursuant to an agreement with the Investment Manager, dated January 22, 2013;

WHEREAS, in connection with the registration of the Fund under the 1940 Act, the Board of Directors of the Fund (the “Board”, and each Board member individually a “Director”, and together, the “Directors”) and the Investment Manager desire to retain the Sub-Adviser to directly render investment advisory and other services to the Fund, in those strategies identified in Appendix A to this Agreement;

WHEREAS, the Investment Manager has the authority under the Investment Management Agreement to retain sub-advisers; and

WHEREAS, the Sub-Adviser is willing to furnish such services to the Investment Manager and the Fund;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and intending to be legally bound hereby, the Fund, the Investment Manager, and the Sub-Adviser agree as follows:

1.	APPOINTMENT OF THE SUB-ADVISER.

The Investment Manager hereby appoints the Sub-Adviser to act as an investment adviser for the Fund with respect to the portion of the assets of the Fund allocated to, and invested and managed by, the Sub-Adviser (the “Allocated Portion”), subject to the supervision and oversight of the Investment Manager and the Board, and in accordance with the terms and conditions of this Agreement. The Sub-Adviser will be an independent contractor and will have no authority to act for or represent the Fund or the Investment Manager in any way or otherwise be deemed an agent of the Fund or the Investment Manager except as expressly authorized in this Agreement or another writing signed by the Fund, the Investment Manager and the Sub-Adviser.

2.	ACCEPTANCE OF APPOINTMENT.

The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided. The assets of the Fund will be maintained in the custody of a custodian

(who shall be identified by the Investment Manager in writing) (the “Custodian”). The Sub-Adviser will not have custody of any securities, cash or other assets of the Fund and will not be liable for any loss resulting from any act or omission of the Custodian other than acts or omissions arising in reliance on instructions of the Sub-Adviser that breach the Sub-Adviser’s standard of care described in Section 13 herein;

3.	DELIVERY OF DOCUMENTS.

a.	The Fund has furnished or will furnish to the Sub-Adviser written copies of each of the following documents:

(i)	the Certificate of Incorporation of the Fund as in effect on the date hereof;

(ii)	the By-Laws of the Fund in effect on the date hereof;

(iii)	the resolutions of the Board approving the engagement of the Sub-Adviser as a sub-adviser for the Allocated Portion and approving the form of this Agreement;

(iv)	the Code of Ethics (as defined below) of the Fund as currently in effect;

(v)	current copies of the Fund’s Prospectus and Statement of Additional Information;

(vi)	current copies of the Fund’s compliance manual and other policies and procedures adopted by the Board; and

(vii)	current copies of the Fund’s investment policies, guidelines and restrictions applicable to the Sub-Adviser’s management of the Allocated Portion.

The Fund shall promptly furnish the Sub-Adviser with copies of all material amendments of or material supplements to the foregoing, if any.

b.	The Sub-Adviser has furnished or will furnish the Fund and the Investment Manager with copies of each of the following documents:

(i)	the Sub-Adviser’s currently effective Form ADV;

(ii)	INTENIONALLY DELETED;

(iii)	separate lists of persons whom the Sub-Adviser wishes to have authorized to give written and/or oral instructions to the Custodian and accounting agent of the Fund’s assets;

(iv)	the Code of Ethics (defined below) of the Sub-Adviser as currently in effect;

(v)	the Sub-Adviser’s proxy voting policies and procedures as currently in effect;

(vi)	INTENIONALLY DELETED; and

(vii)

complete and accurate copies of any compliance manuals, trading, commission and other reports, insurance policies, and such other management or operational documents related to the Sub-Adviser’s management of the Allocated Portion as the

Investment Manager may reasonably request in writing (on behalf of itself or the Board) in assessing the Sub-Adviser.

With respect to the documents requested above, the Sub-Adviser shall furnish the Fund and the Investment Manager from time to time with copies of all material amendments of or material supplements to the foregoing, if any, relevant to the services hereunder.

Additionally, the Sub-Adviser shall provide to the Fund and the Investment Manager such other documents relating to its services under this Agreement as the Fund or the Investment Manager may reasonably request on a periodic basis.

4.	SERVICES TO BE RENDERED BY THE SUB-ADVISER TO THE FUND.

As an investment adviser to the Fund, the Sub-Adviser shall, subject to the supervision and oversight of the Board and the Investment Manager, manage the investment and reinvestment of the Allocated Portion.

As part of the services it will provide hereunder, the Sub-Adviser will:

a.

provide or arrange for the provision of a complete and continuous investment program with respect to the Allocated Portion, including investment research and/or management with respect to securities and investments of such Allocated Portion;

b.

invest the assets of the Allocated Portion in accordance with the Fund’s investment objective and the policies and restrictions described in the Fund’s then currently effective prospectus and statement of additional information in accordance with the 1940 Act and the rules and regulations thereunder and as more fully described below;

c.	place orders with brokers and dealers as necessary for the performance of its obligations under this Agreement and subject to the terms described below;

d.

keep the Directors of the Fund and the Investment Manager fully informed in writing on an ongoing basis as agreed by the Investment Manager and the Sub-Adviser as to (i) all material facts concerning the investment and reinvestment of the Allocated Portion and (ii) the Sub-Adviser and its key investment personnel and operations; make regular and periodic special written reports of such additional information concerning the same as may reasonably be requested from time to time by the Investment Manager or the Directors of the Fund; and attend meetings with the Investment Manager and/or the Directors, as reasonably requested, and with reasonable advance notice to discuss the foregoing;

e.

subject to the Board’s ultimate authority to determine the valuation of the Fund’s assets and in accordance with procedures and methods established by the Directors of the Fund, which may be amended from time to time, upon request, provide information and reasonable assistance to the Investment Manager, the Fund’s administrator and the Custodian in determining or confirming the fair value of the securities and other investments/assets within the Allocated Portion;

f.

to the extent reasonably requested by the Fund or the Investment Manager, use reasonable efforts to assist the Chief Compliance Officer of the Fund in respect of Rule 38a-1 under the 1940 Act including, without limitation, providing the Chief Compliance Officer of the Fund or the Investment Manager with (i) current copies of the compliance policies and procedures of the Sub-Adviser relevant to the services hereunder in effect from time to time, (ii) reports of any violations of the Sub-Adviser’s compliance policies and procedures that occurred in connection with the provision of services to the Fund, (iii) access to the Sub-Adviser’s Chief Compliance Officer during normal business hours to discuss the results of the Sub-Adviser’s annual compliance report as required by Rule 206(4)-7 of the Advisers Act, (iv) copies or summaries of any correspondence specifically in connection with the Sub-Adviser’s investment management activities hereunder between the Sub-Adviser and a regulatory agency with appropriate jurisdiction over the Sub-Adviser in connection with regulatory examinations or proceedings, and (v) upon request, a certificate of the Chief Compliance Officer of the Sub-Adviser to the effect that the policies and procedures of the Sub-Adviser are reasonably designed to prevent violation of the Advisers Act with respect to the services the Sub-Adviser provides to the Fund;

g.

with respect to the Allocated Portion comply with all procedures and policies adopted by the Board to the extent applicable to the Sub-Adviser and its management of the Allocated Portion in compliance with applicable law, including without limitation, Rules 10f-3, 12d3-1, 17a-7, and 17e-1 under the 1940 Act, (together, “Fund Procedures”) provided to the Sub-Adviser by the Investment Manager or the Fund and notify the Investment Manager as soon as reasonably practicable upon (i) detection of any breach of such Fund Procedures or (ii) determination that a Fund Procedure conflicts with a procedure adopted by the Sub-Adviser; provided, that, (i) notwithstanding any other provision of this Agreement, the Sub-Adviser shall not be responsible for compliance with, or held liable for failure to take any action in accordance with, the Fund Procedures or any other documents to be delivered to the Sub-Adviser pursuant to Section 3(a) above or any supplements or amendments to any of the foregoing, unless and until the Sub-Adviser has received such materials (or has been notified of the public availability of such materials) in writing and had a reasonable opportunity to review such materials, and (ii) the Sub-Adviser may consult with the Investment Manager for interpretive guidance and further instructions regarding implementation of the Fund Procedures;

h.

maintain a written code of ethics (the “Code of Ethics”) that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act, a copy of which will be provided to the Investment Manager and the Fund, including any material amendments thereto, and institute and enforce procedures reasonably necessary to prevent “access persons,” as such term is defined in as such term is defined in Rule 17j-1, from violating its Code of Ethics, provide the Investment Managers quarterly certifications that it is in compliance with the Code of Ethics, and promptly inform the Investment Manager of any material violation of the Code of Ethics;

i.	promptly complete and return to the Fund’s Chief Compliance Officer, Investment Manager or the Fund any compliance questionnaires or other inquiries reasonably submitted to the Sub-Adviser in writing;

j.

furnish to the Directors such information as may reasonably be requested in order for the Board to evaluate this Agreement or any proposed amendments thereto for the purposes of approving this Agreement, the renewal thereof or any amendment hereto;

k.	maintain all accounts, books and records with respect to the Allocated Portion pursuant to Section 15 below;

l.

to the extent related to the Sub-Adviser’s management of the Allocated Portion, cooperate with and provide reasonable assistance to the Investment Manager, the Fund’s administrator and the Custodian, the Fund’s transfer agent and pricing agents and all other agents and representatives of the Fund and the Investment Manager; keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Fund and the Investment Manager; and provide prompt responses to reasonable requests made by such persons; and

m.

upon request and with an allowance for at least 10 business days’ review time, will review and approve for use portions of the Fund’s Prospectus, Statement of Additional Information, periodic reports to shareholders, reports and schedules filed with the Securities and Exchange Commission (“SEC”) (including any amendment, supplement or sticker to any of the foregoing) and advertising and sales material relating to the Fund (collectively, the “Disclosure Documents”) in order to ensure that, with respect to the specific disclosures about the Sub-Adviser, the manner in which the Sub-Adviser manages the Allocated Portion and information relating directly to the Sub-Adviser (such specific disclosures, to the extent reviewed and approved by the Sub-Adviser, the “Sub-Adviser Disclosure”), such Sub-Adviser Disclosures contain no untrue statements of material fact and do not omit any statement of material fact required to be stated therein or necessary to make the statements therein not misleading.

When the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Sub-Adviser, the Sub-Adviser may, but shall be under no obligation to, aggregate, to the extent permitted by applicable law, the securities to be purchased or sold, as well as the expenses incurred in the transaction, in order to obtain the most favorable execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in a manner which the Sub-Adviser considers to be fair and equitable, consistent with its fiduciary obligations to the Fund and to its other clients over time and consistent with applicable law. The Investment Manager agrees that the Sub-Adviser and its affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions taken, with respect to the Fund. The Investment Manager also acknowledges that the Sub-Adviser and its affiliates are fiduciaries to other entities, some of which may have the same or similar investment objectives (and may hold the same or similar investments) as the Fund, and that the Sub-Adviser will carry out its duties hereunder together with its duties under such relationships. Nothing in this Agreement shall be deemed to confer upon the Sub-Adviser any obligation to purchase or to recommend for purchase for the Fund any investment that the Sub-Adviser, its affiliates, officers or employees may purchase or sell for its or their own account or for the account of any client, if in the sole and absolute discretion of the Sub-Adviser it is for any reason impractical or undesirable to take such action or make such recommendation for the Fund. The Fund agrees that it will provide to the Sub-Adviser a list of all affiliated persons of the Fund, all principal underwriters of the Fund’s shares and all affiliated persons of such affiliated persons or principal underwriter (other than affiliated persons of the Sub-Adviser) and will promptly provide the Sub-Adviser with any updates to such list.

In the selection of brokers or dealers and the placing of trade orders the Sub-Adviser is directed at all times to seek to obtain for the Fund the most favorable execution possible in accordance with the Sub-Adviser’s best execution policies, taking into account such factors it deems relevant, which may include, without limitation, breadth of and availability of accurate information regarding the market in the security, price (including the applicable brokerage commission or dealer spread), size and type of the order, difficulty of execution, the timing of the transaction taking into account market prices and trends, the reputation, experience, financial condition, execution capability, past execution history and operational facilities of the brokerage firm, the extent to which the brokerage firm makes a market in the securities involved or has access to such market, the liquidity of the market for the security, the quality and usefulness of investment ideas presented by the brokerage firm, the brokerage firm’s expertise in the specific securities or sectors in which the Sub-Adviser seeks to trade, the brokerage firm’s ability to accommodate any special execution or order handling requirements that may surround the particular transaction, and the brokerage firm’s risk and skill in positioning blocks of securities, and confidentiality considerations. It is also understood that it may be desirable for the Fund that the Sub-Adviser have access to supplemental investment and market research and security and economic analyses that are consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and are provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, subject to compliance with the safe harbor provided by Section 28(e) of the 1934 Act and such other conditions and limitations as may be established by the Investment Manager from time to time, if any, the Sub-Adviser is authorized to consider such services provided to the Fund and other accounts over which the Sub-Adviser or any of its affiliates exercises investment discretion and to place orders for the purchase and sale of securities for the Fund with such brokers, if the Sub-Adviser determines in good faith that the amount of commissions for executing such portfolio transactions is reasonable in relation to the value of the brokerage and research services provided by such brokers, viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities with respect to the Allocated Portion and/or to other clients of the Sub-Adviser as to which the Sub-Adviser exercises investment discretion, subject to review by the Investment Manager and the Board from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Sub-Adviser in connection with its services to other clients.

In furnishing services hereunder, the Sub-Adviser shall be subject to, and shall perform in accordance with, the provisions of the following to the extent that such provisions are specifically applicable to the Sub-Adviser’s management of the Allocated Portion pursuant to this Agreement: (a) the Fund’s Certificate of Incorporation and By-Laws, as the same may be hereafter modified and/or amended from time to time (“Governing Documents”); (b) the Fund’s Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time and provided to the Sub-Adviser; (c) the 1940 Act and the Advisers Act and the rules under each, and all other federal and state laws or regulations and/or self-regulatory organization regulations applicable to the Fund, including, but not limited to, the Commodity Exchange Act, the rules of the National Futures Association; (d) the Fund’s compliance manual and other policies and procedures adopted from time to time by the Board; and (e) written copies of other investment policies, guidelines and restrictions applicable to the Sub-Adviser’s management of the Allocated Portion provided to the Sub-Adviser by the Investment Manager or the Fund from time to time, which shall become effective at such time as agreed upon by both parties. Subject to the foregoing, the Sub-Adviser shall have full discretionary authority to manage the investment of the assets of the Allocated Portion without prior consent of the Investment Manager or the Fund. Without limiting the foregoing powers, the Sub-Adviser shall have all specific rights, authority and power to do the following on behalf of the Allocated Portion:

a.	acquire, hold, manage, vote, own, exchange, convert, lend and dispose of loans, securities, cash and any other assets held by the Allocated Portion;

b.

review, select, analyze, structure, negotiate and close investment transactions and their related agreements, instruments and other documents, and in connection with such investment transactions, enter into, execute (as agent of the Fund), assist in the preparation of, deliver and consummate all agreements, instruments, representation letters, releases, consents, elections, confirmations and other documents, including derivative agreements, credit agreements, collateral agreements, security agreements, and other similar agreements and any schedules and annexes to any of the foregoing;

c.

provide service on committees of, and in other capacities with, issuers of and obligors on investments and other assets of the Allocated Portion (including on creditors’ committees), vote with respect to investments and other assets of the Allocated Portion whether in person, by proxy, consent or otherwise, sell short investments and cover such sales;

d.	monitor, supervise and direct the investments of the Allocated Portion and hold or dispose of them in such manner and at such times as the Sub-Adviser determines;

e.

initiate, participate in and settle judicial, arbitration, administrative or similar proceedings to protect the assets of the Allocated Portion, enforce the Fund’s rights or otherwise defend the interests of the Fund with respect to the Allocated Portion;

f.

cooperate with persons or entities engaged by the Fund to render services to the Fund, including without limitation, attorneys, accountants, custodians, investment brokers or finders, investment bankers, appraisers, loan servicers, and business advisors;

g.

employ techniques to hedge portfolio risk (but not for speculative purposes) including, without limitation, through the use of options, forward and futures contracts and other instruments (relating to securities, currencies or other assets);

h.	take whatever steps are required by governmental authorities having jurisdiction over the Fund or its assets;

i.

instruct the Custodian: (i) to pay cash for securities and other property delivered to the Custodian, (ii) to deliver securities and other property against payment for the Allocated Portion, and (iii) to transfer assets and funds to such executing brokers as the Sub-Adviser may designate, all consistent with the powers, authorities and limitations set forth herein; and

j.	take such other actions as may be necessary or advisable in connection with the foregoing.

Notwithstanding the power and authority granted by the foregoing, the Sub-Adviser shall have no responsibility or obligation, to advise or act for the Fund in any legal proceedings, including bankruptcy proceedings or class action litigation, including, without limitation, to file proofs of claim or other documents related to such proceedings (the “Litigation”), or to investigate, initiate, or supervise the Litigation, involving investments held in the Allocated Portion or issuers of those investments, and the Investment Manager acknowledges and agrees that such power and authority, but no such responsibility or obligation, is delegated hereunder, unless otherwise agreed by the parties. Nevertheless, the Sub-Adviser agrees that it shall provide the Investment Manager with any and all documentation or information relating to the Litigation as may reasonably be requested by the Investment Manager. Without limiting the foregoing powers, the Sub-Adviser, by delegation from the Investment Manager, shall also have specific rights and power to do the following on behalf of the Fund, subject to the approval of the Board to the extent required by the 1940 Act and/or the Fund’s policies and procedures:

a.

obtain financing, borrow money, incur indebtedness, issue guarantees, mortgage, pledge, loan, impose liens upon and grant security interests in all or any part of the Fund’s assets; execute promissory notes, loan, pledge or security agreements, or other agreements, documents and instruments in connection therewith.

5.	PROXY VOTING.

The Investment Manager hereby delegates to the Sub-Adviser the Investment Manager’s discretionary authority to exercise voting rights with respect to the securities and investments of the Allocated Portion of the Fund. Absent specific instructions to the contrary provided to it by the Investment Manager or the Fund, and subject to its receipt of all necessary voting materials, the Sub-Adviser shall vote all proxies with respect to investments of the Allocated Portion, or abstain from voting, in accordance with the Sub-Adviser’s proxy voting policy as most recently provided to the Investment Manager and the Fund. The Fund agrees to forward, or cause to be forwarded, in a timely fashion to the Sub-Adviser all proxy solicitation materials that the Fund receives with respect to the Allocated Portion.

The Sub-Adviser’s proxy voting policies shall comply with any rules or regulations applicable to the Sub-Adviser promulgated by the SEC.

The Sub-Adviser shall maintain and preserve a record, in an easily-accessible place for a period of not less than three (3) years (or longer, if required by law), of the Sub-Adviser’s voting procedures, of the Sub-Adviser’s actual votes, and such other information regarding proxy voting that the Investment Manager or the Fund may reasonably request in advance in writing in order for the Fund to comply with any rules or regulations promulgated by the SEC. The Sub-Adviser shall supply updates of this record to the Investment Manager or any authorized representative of the Investment Manager, or to the Fund upon the request of the Investment Manager.

6.	NOTIFICATION.

The Sub-Adviser agrees that it will provide prompt notice to the Investment Manager and the Fund about developments relating to its duties as Sub-Adviser of which the Sub-Adviser has knowledge that would materially affect the Fund or the ability of the Sub-Adviser to perform its obligations under this Agreement. Without limiting the foregoing, the Sub-Adviser agrees to provide the Investment Manager and the Fund with prompt written notification of:

a.	The occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act or otherwise;

b.	Any imminent transaction or other event that could reasonably be expected to result in an assignment of this Agreement within the meaning of the 1940 Act;

c.	Any imminent change in control (as such term is defined in the 1940 Act) of the Sub-Adviser;

d.	Any change of the Chief Investment Officers of the Sub-Adviser’s firm relevant to the services hereunder;

e.	Any material changes in the employment status of key investment management personnel responsible for the management of the Allocated Portion;

f.	Any material changes in the investment process used to manage the Allocated Portion;

g.

Any financial condition that is likely to impair the Sub-Adviser’s ability to fulfill its obligations under this Agreement, including, without limitation, the bankruptcy or insolvency of the Sub-Adviser;

h.

Any violation of applicable law (including a felony conviction or U.S. federal or state securities law indictment or conviction) relevant to the services hereunder by the Sub-Adviseror any of its directors, principals, partners, members, managers, officers, or key investment management personnel, which is reasonably likely to have a material adverse effect on the Sub-Adviser’s ability to carry out its obligations to the Fund under this Agreement;

i.	Any breach of fiduciary duty to the Fund by the Sub-Adviser;

j.	Any breach of any material provision of this Agreement by the Sub-Adviser;

k.

Any action, suit, proceeding, or investigation, at law or in equity, before or by any court, public board or body, in which the Sub-Adviser and/or any key personnel of the Sub-Adviser are named parties if such lawsuit or legal proceeding (i) involves the affairs of the Fund (provided, however, that routine regulatory examinations, inquiries and similar matters shall not be required to be reported by this provision) or (ii) is reasonably likely to have a material adverse effect on such person’s ability to perform its obligations under this Agreement;

l.

The commencement of any formal investigation of the Sub-Adviser and/or any key personnel of the Sub-Adviser by the SEC or any other regulatory authority or administrative body with jurisdiction over the Sub-Adviser that involves an allegation of a violation of law relevant to the services hereunder by any such person and the outcome, when resolved, of any such investigation; or

m.	Any other event that is likely to have a material adverse effect on the Sub-Adviser’s ability to perform its obligations under this Agreement.

To the extent legally permitted, the Sub-Adviser shall promptly forward to the Investment Manager any correspondence (or portion of such correspondence) or summaries thereof from the SEC or other regulatory authority that relates to the Fund other than correspondence relating to routine regulatory examinations, inquiries and similar matters.

The Investment Manager agrees that it will provide prompt notice to the Sub-Adviser about developments relating to the Fund of which Investment Manager has knowledge that would materially affect the Fund or the ability of the Investment Manager to perform its obligations under this Agreement or the Investment Management Agreement. Without limiting the foregoing, the Investment Manager agrees to provide the Sub-Adviser with prompt written notification of: (i) any breach of any material provision of this Agreement or the Investment Management Agreement by the Investment Manager, an affiliate of the Investment Manager, or any of their respective directors, principals, partners, members, managers, officers, or employees; (ii) the occurrence of any event that would disqualify the Investment Manager from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act or otherwise; (iii) any action, suit, proceeding, or investigation, at law or in equity, before or by any court, public board or body in which the Investment Manager, any affiliate of the Investment Manager, and/or any key personnel of the Investment Manager are named parties if such lawsuit or legal proceeding (A) involves the affairs of the Fund (provided, however, that routine regulatory examinations shall not be required to be reported by this provision) or (B) is reasonably likely to have a material adverse effect on the Investment Manager’s ability to perform its obligations under this Agreement or the Investment Management Agreement; (iv) any imminent change in control (as such term is defined in the 1940 Act) of the Investment Manager; and (v) any imminent transaction or other event that could reasonably be expected to result in an assignment of this Agreement or the Investment Management Agreement within the meaning of the 1940 Act. The Investment

Manager further agrees to notify the Sub-Adviser promptly if it becomes aware that any statement regarding the Investment Manager, the Sub-Adviser or the Fund contained in the Fund’s registration statement, or any amendment or supplement thereto, becomes untrue or incomplete in any material respect.

7.	CONSULTATION WITH OTHER SUB-ADVISERS.

In performance of its duties and obligations under this Agreement, the Sub-Adviser shall not consult with any other sub-adviser to the Fund or a sub-adviser to a portfolio that is under common control with the Fund concerning transactions for the Fund, except as permitted by the Fund Procedures; provided that the Investment Manager has provided a list of such sub-advisers to the Sub-Adviser and will promptly provide any updates to such list to the Sub-Adviser. For the avoidance of doubt, the Sub-Adviser may consult with any other sub-adviser to the Fund or a sub-adviser to a portfolio that is under common control with the Fund on any and all transactions, or potential transactions, without providing any notice to the Investment Manager so long as such consultations do not concern transactions for the Fund in securities or other assets. The Sub-Adviser shall not provide investment advice to any assets of the Fund other than the Allocated Portion. For the avoidance of doubt, this section does not limit the ability of the Sub-Adviser and the Investment Manager to consult and communicate with each other.

8.	REPRESENTATIONS OF THE SUB-ADVISER.

The Sub-Adviser represents, warrants and agrees that:

a.	The Sub-Adviser is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect.

b.

The Sub-Adviser (i) is duly organized and validly existing under the laws of its jurisdiction of formation, (ii) has all requisite power and authority to enter into and perform its obligations under this Agreement and (iii) has taken all necessary corporate action to authorize its execution, delivery, and performance of this Agreement. The execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which Sub-Adviser or any of its affiliates are a party.

c.

Neither the Sub-Adviser nor any “affiliated person” of it, as such term is defined in Section 2(a)(3) of the 1940 Act, is subject to any disqualification that would make it unable to serve as an investment adviser to a registered investment company under Section 9 of the 1940 Act. The Sub-Adviser (i) is not otherwise prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement and (ii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any applicable federal or state requirements or the applicable requirements of any regulatory or industry self-regulatory agency (including any licensing or registration requirements), necessary to be met in order to perform the services contemplated by this Agreement.

d.	The Sub-Adviser is currently in material compliance and shall at all times continue to materially comply with the requirements imposed upon the Sub-Adviser by applicable law and regulations.

e.

The Sub-Adviser agrees to maintain an appropriate amount of errors and omissions insurance coverage and shall provide written notice to the Fund of any material changes in its insurance policies or insurance coverage. Furthermore, the Sub-Adviser shall, upon reasonable request, provide the Fund with any information it may reasonably require concerning the amount of or scope of such insurance.

f.

Except as otherwise specified herein, the Sub-Adviser will not delegate any obligation assumed pursuant to this Agreement to any third party without first obtaining the written consent of the Fund and the Investment Manager.

9.	REPRESENTATIONS OF THE INVESTMENT MANAGER.

The Investment Manager represents, warrants and agrees that:

a.	Prior to the effective date of this agreement, the Investment Manager will be registered under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect.

b.

The Investment Manager (i) is duly organized and validly existing under the laws of its jurisdiction of formation, (ii) has all requisite power and authority to enter into and perform its obligations under this Agreement (including the power and authority to appoint the Sub-Adviser hereunder) and (iii) has taken all necessary corporate action to authorize its execution, delivery, and performance of this Agreement. The execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which Investment Manager or any of its affiliates are a party.

c.

The Investment Manager has been duly authorized by the Board pursuant to the Investment Manager Agreement to delegate to the Sub-Adviser the provision of investment services to the Fund as contemplated hereby.

d.

Neither the Investment Manager nor any “affiliated person” of it, as such term is defined in Section 2(a)(3) of the 1940 Act, is subject to any disqualification that would make it unable to serve as an investment adviser to a registered investment company under Section 9 of the 1940 Act. The Investment Manager (i) is not otherwise prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the obligations contemplated by this Agreement or the Investment Management Agreement and (ii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any applicable federal or state requirements or the applicable requirements of any regulatory or industry self-regulatory agency (including any licensing or registration requirements), necessary to be met in order to perform the obligations contemplated by this Agreement or the Investment Management Agreement.

e.

The Investment Manager is currently in material compliance and shall at all times continue to materially comply with the requirements imposed upon the Investment Manager by applicable law and regulations.

10.	REPRESENTATIONS OF THE FUND.

The Fund represents, warrants and agrees that it (a) is duly organized and validly existing under the laws of its jurisdiction of organization and has all requisite power and authority to enter into and perform its obligations under this Agreement, (b) has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement, (c) is currently in material compliance and shall at all times continue to materially comply with the requirements imposed upon the Fund by applicable law and regulations, (d) so long as the Sub-Adviser provides services to the Fund on the terms set forth herein (as such terms may be further modified from time to time by the mutually agreement of the parties hereto), the provision of services by the Sub-Adviser to the Fund shall comply with all applicable law and regulations, including, but not limited to, the 1940 Act, (e) is registered as an investment company under the 1940 Act and shall maintain such registration throughout the term of this Agreement; (f) has adopted and implemented written policies and procedures, as required by Rule 38a-1 under the 1940 Act, which are reasonably designed to prevent violations of the Federal securities laws by the Fund, its employees, officers and agents; and (g) has received a copy of the Sub-Adviser’s Form ADV (Parts 1 and 2). The Fund further represents, warrants and agrees that (i) the execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which the Fund or any of its affiliates are a party and (ii) this Agreement has been duly approved by the shareholders of the Fund and the Board in accordance with all applicable requirements of the 1940 Act or otherwise in accordance with any applicable exemption from such requirements granted to the Investment Manager, the Fund and their affiliates pursuant to an order issued by the Securities and Exchange Commission.

11.	EXPENSES AND COMPENSATION OF THE SUB-ADVISER.

The Sub-Adviser, at its expense, shall furnish: (a) all necessary facilities (including office space, furnishings, and equipment) and personnel, including salaries, expenses and fees of any personnel (including employees that monitor and value the Allocated Portion) required for the Sub-Adviser to faithfully perform its duties under this Agreement; and (b) administrative facilities, including bookkeeping, and all equipment necessary for the efficient conduct of the Sub-Adviser’s duties under this Agreement. The Fund shall be responsible for the payment of brokerage commissions, dealer spreads, transfer fees, registration costs, clearing and custody fees, transaction-related taxes, and other similar costs and transaction-related expenses and fees arising out of transactions effected on behalf of the Fund. In addition, with respect to the operation of the Fund, after the effective date of this Agreement, the Sub-Adviser shall be responsible for (i) the reasonable costs of any special Board meeting or shareholder meeting specifically requested by, and convened for the primary benefit of, the Sub-Adviser or, if such special Board meeting or shareholder meeting includes one or more agenda or discussion items that are not for the primary benefit of the Sub-Adviser, then the Sub-Adviser will be responsible for only its pro-rata share of such costs as determined in good faith by the Sub-Adviser and the Fund; (ii) the Sub-Adviser’s costs for the Sub-Adviser’s in-person attendance at one Board meeting each year, the date of such Board meeting to be agreed to by the Investment Manager, the Sub-Adviser and the Fund; and (iii) subject to Section 13 (including the exculpation provisions therein), reasonable expenses incurred by the Fund in responding to a legal, administrative, judicial or regulatory action, claim, or suit unrelated to the Fund but resulting from the actions or omissions of the Sub-Adviser to which neither the Fund nor the Investment Manager is a party.

Subject to Section 13 (including the exculpation provisions therein), the Fund shall pay reasonable expenses incurred by the Sub-Adviser in responding to a legal, administrative, judicial or regulatory action, claim, or suit unrelated to the Sub-Adviser but resulting from the actions or omissions of the Fund or the Investment Manager, to which the Sub-Adviser is not a party.

The Fund shall pay all costs, fees and expenses incurred on behalf of the Fund in connection with the termination of this Agreement, including any related legal and accounting fees and expenses.

For the services provided and the expenses assumed pursuant to this Agreement, the Fund shall pay to the Sub-Adviser the compensation set forth in Appendix A hereto, as such Appendix A may be amended from time to time by written agreement of the parties hereto, such compensation shall be accrued daily and payable monthly in arrears by the 10th business day of the succeeding month based upon the Allocated Portion’s average daily gross assets. In the case of a partial month, compensation will be based on the number of days during the month in which the Sub-Adviser provided services to the Fund. Compensation will be paid to the Sub-Adviser before giving effect to any repurchase of any shares in the Fund effective as of that date. The Sub-Adviser may, in its discretion and from time to time, reduce any portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Sub-Adviser hereunder or to continue future payments. For the avoidance of doubt, notwithstanding the fact that the Agreement has not been terminated, no fee will be accrued under this Agreement with respect to any day that the value of the net assets of the Allocated Portion equals zero.

The Investment Manager may from time to time voluntarily waive a portion of its advisory fees. For any period in which the Investment Adviser has agreed to waive all or a portion of its advisory fee, the Investment Manager may as the Sub-Adviser to waive the same proportion of its fees, but the Sub-Adviser is under no obligation to do so.

All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

12.	STATUS OF SUB-ADVISER.

The Sub-Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

13.	LIMITATION OF LIABILITY; STANDARD OF CARE; AND INDEMNIFICATION OF SUB-ADVISER

The Sub-Adviser shall have responsibility for the accuracy and completeness (and liability for the lack thereof) only with respect to the Sub-Adviser Disclosure contained in Disclosure Documents furnished to the Sub-Adviser by the Investment Manager or the Fund that was reviewed and approved for such use by the Sub-Adviser.

In the absence of willful misfeasance, gross negligence or reckless disregard of its obligations to the Fund or the Investment Manager, the Sub-Adviser and any partner, member, manager, director, officer or employee of the Sub-Adviser, or any of their respective affiliates, executors, heirs, assigns, successors or other legal representatives, shall not be subject to liability to the Fund, the Investment Manager or otherwise under this Agreement for any act or omission in the course of, or connected with, rendering services hereunder or for any claim, loss, damage, liability, reasonable cost, or reasonable expense (including reasonable attorney’s fees, judgments, and other related expenses in connection therewith and amounts paid in defense and settlement thereof) (individually, the “Liability,” and collectively, the “Liabilities”) that may be sustained in the purchase, holding or sale of any security by the Fund, including, without limitation, for any error of judgment, for any mistake of law, for any act or omission by the Sub-Adviser or any affiliate of the Sub-Adviser or by the Investment Manager or any other sub-adviser of the Fund, except (i) as may otherwise be provided under provisions of applicable state law or Federal securities law which cannot be waived or modified hereby or (ii) in the absence of willful misfeasance, gross negligence or reckless disregard of the Sub-Adviser’s obligations to the Fund or the Investment Manager, for contractual liabilities resulting from of a breach of the first sentence of the immediately succeeding paragraph.

The Sub-Adviser shall indemnify, to the fullest extent permitted by law, the Fund, the Investment Manager, and all controlling persons of the Fund (as described in Section 15 of the Securities Act of 1933, as amended), against any Liabilities to which the person may be liable that (i) arise out of or based upon any untrue statement of a material fact contained in any Sub-Adviser Disclosure or the omission from a Sub-Adviser Disclosure of a material fact required to be stated therein or necessary to make the statements therein not misleading; or (ii) result from the Sub-Adviser’s willful misfeasance or gross negligence in connection with the performance of the Sub-Adviser’s obligations under this Agreement, or from the Sub-Adviser’s reckless disregard of its obligations and duties under this Agreement. The rights of indemnification provided under this Section 13 shall not be construed so as to provide for indemnification of any aforementioned persons for any losses (including any liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 13 to the fullest extent permitted by law. This indemnification obligation shall survive the termination of this Agreement.

In the absence of its own willful misfeasance, gross negligence or reckless disregard of the obligations hereunder on the part of the Investment Manager or the Fund, as applicable, the Investment Manager, the Fund, and their respective partners, members, managers, directors, officers and employees, and their respective affiliates, executors, heirs, assigns, successors and other legal representatives shall not be subject to liability to the Sub-Adviser for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund, including, without limitation, for any error of judgment, for any mistake of law, for any act or omission by the Investment Manager, the Fund, the Sub-Adviser or any affiliate of the Sub-Adviser, or any other sub-adviser of the Fund, except (i) as may otherwise be provided under provisions of applicable state law or Federal securities law which cannot be waived or modified hereby or (ii) in the absence of its own willful misfeasance, gross negligence or reckless disregard of the obligations hereunder on the part of the Investment Manager or the Fund, as applicable, for contractual liabilities resulting from a breach of the first sentence of the immediately succeeding paragraph.

The Investment Manager shall indemnify, to the fullest extent permitted by law, the Sub-Adviser, and any partner, member, manager, officer or employee of the Sub-Adviser, and any of their respective affiliates, executors, heirs, assigns, successors or other legal representatives, against any Liability to which the person may be liable that arises or results from this Agreement or the performance of or omission to perform any services under this Agreement, or otherwise relates to the Fund, so long as such Liabilities did not arise primarily from such person’s willful misfeasance, gross negligence or reckless disregard of its obligations and duties under this Agreement. The rights of indemnification provided under this Section 13 shall not be construed so as to provide for indemnification of any aforementioned persons for any losses (including any liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 13 to the fullest extent permitted by law. This indemnification obligation shall survive the termination of this Agreement. Subject to its fiduciary duties to the Fund, the Investment Manager shall use its best efforts to pursue any indemnity claims against the Fund that the Investment Manager has (and any applicable insurance provided by the Fund and Investment Manager) in connection with the payment of the foregoing indemnification.

The Sub-Adviser shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved or that Sub-Adviser’s management of the Allocated Portion will be successful. The Fund and Investment Manager understand that investment decisions made for the Allocated Portion by the Sub-Adviser are subject to various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable.

14.	PERMISSIBLE INTERESTS.

Directors, agents, and interest holders of the Fund are or may be interested in the Sub-Adviser (or any successor thereof) as members, managers, officers, or interest holders, or otherwise; members, managers, officers, agents, and interest holders of the Sub-Adviser are or may be interested in the Fund as Directors, interest holders or otherwise; and the Sub-Adviser (or any successor) is or may be interested in the Fund as an interest holder or otherwise.

15.	BOOKS AND RECORDS.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund copies of any of such records in the event of termination of this Agreement or upon the Fund’s or the Investment Manager’s request, provided, however, that the Sub-Adviser may retain copies of any records to the extent required for it to comply with applicable laws. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records relating to its activities hereunder as an investment adviser to a registered investment company pursuant to the 1940 Act required to be maintained by Rule 31a-1 under the 1940 Act and to preserve the records relating to its activities hereunder required by Rule 204-2 under the Advisers Act for the period specified in said Rule. Notwithstanding the foregoing, Sub-Adviser has no responsibility for the maintenance of the records of the Fund, except as otherwise provided herein, required by applicable law or regulation or as may be necessary for the Sub-Adviser to supply to the Investment Manager, the Fund, or its Board the information required to be supplied under this Agreement.

16.	CERTIFICATIONS; DISCLOSURE CONTROLS AND PROCEDURES.

The Sub-Adviser acknowledges that, in compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations promulgated thereunder, the Fund is required to make certain certifications and have adopted disclosure controls and procedures. To the extent reasonably requested by the Fund, the Sub-Adviser agrees to use its best efforts to assist the Fund in complying with the Sarbanes-Oxley Act and implementing the Fund’s disclosure controls and procedures..

17.	COOPERATION WITH REGULATORY AUTHORITIES OR OTHER ACTIONS.

The parties to this Agreement each agree to cooperate in a reasonable manner with each other in the event that any of them should become involved in a legal, administrative, judicial or regulatory action, claim, or suit as a result of performing its obligations under this Agreement.

18.	NONPUBLIC PERSONAL INFORMATION; CONFIDENTIALITY.

Notwithstanding any provision herein to the contrary, the Sub-Adviser hereto agrees on behalf of itself and its affiliates and their respective officers, directors, partners, members, and employees (a) to treat confidentially and as proprietary information of the Fund (i) all records and other information relative to the Fund’s prior, present, or potential shareholders (and clients of said shareholders) and (ii) any “Non-public Personal Information,” as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (b) except after prior notification to and approval in writing by the Fund, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Fund and communicated in writing to the Sub-Adviser. For the avoidance of doubt, it is contemplated that the Sub-Adviser will not obtain nonpublic information relative to the Fund’s prior, present, or potential shareholders (and clients of said shareholders) pursuant to this Agreement or otherwise.

Each party to this Agreement shall keep confidential all Confidential Information (defined below) concerning the other parties and will not use or disclose such information for any purpose other than the performance of its responsibilities and duties hereunder, unless the non-disclosing parties have authorized such disclosure or if such disclosure is compelled by subpoena or is expressly required or requested by applicable federal or state laws, regulations, or regulatory or self-regulatory authorities or judicial process. A receiving party may disclose or disseminate the disclosing party’s Confidential Information to its officers, directors, partners, members, employees and agents that have a legitimate need to know such Confidential Information in order to assist the receiving party in performing its obligations under this Agreement. The receiving party shall advise all such foregoing persons of the receiving party’s obligations of confidentiality and non-use under this Agreement, and the receiving party shall be responsible for ensuring compliance by such persons with such obligations.

Each party shall take commercially reasonable steps to prevent unauthorized access to each other party’s Confidential Information. In addition, each party shall promptly notify the other parties in writing upon learning of any unauthorized disclosure or use of another party’s Confidential Information by such party or its agents.

The term “Confidential Information,” as used herein, means any of a party’s proprietary or confidential information including, without limitation, any Non-public Personal Information of such party, its affiliates, their respective clients or suppliers, or other persons with whom they do business, that is disclosed, directly or indirectly, to the other party by or on behalf of the disclosing party, whether in writing, orally or by other means and whether or not such information is marked as confidential. Confidential Information shall not include information that was (a) rightfully acquired by such receiving party from third parties whom such receiving party reasonably believes are not under an obligation of confidentiality to the other party to which the Confidential Information relates; (b) placed in public domain prior to or after the date of this Agreement without a violation of this Agreement by such receiving party or its affiliates; or (c) independently developed by such receiving party without reference or reliance upon the nonpublic information.

Each party acknowledges and agrees that due to the unique nature of Confidential Information there can be no adequate remedy at law for any breach of its obligations under this Section 18, that any such breach or threatened breach may allow a party or third parties to unfairly compete with the other party resulting in irreparable harm to such party, and therefore, that upon any such breach or any threat thereof, each party will be entitled to appropriate temporary (until the matter may be resolved) equitable and injunctive relief from a court of competent jurisdiction without the necessity of proving actual loss. The Investment Manager agrees not to use the information provided by the Sub-Adviser to try to “reverse engineer” the investment and trading methodologies and strategies of the Sub-Adviser.

The provisions of this Section 18 shall survive any termination of this Agreement.

19.	DURATION OF AGREEMENT.

This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has been approved: (a) by a vote of a majority of those Directors of the Fund who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement (“Independent Directors”), cast in person (or otherwise, as consistent with applicable laws, regulations and related guidance and relief) at a meeting called for the purpose of voting on such approval, or (b) by vote of a majority of the Fund’s outstanding voting securities or otherwise in accordance with any applicable exemption from such requirements granted to the Investment Manager, the Fund and their affiliates pursuant to an order issued by the Securities and Exchange Commission. After the second anniversary of the effective date of this Agreement, this Agreement shall continue in effect only so long as such continuance is specifically approved at least annually by the Board or by vote of a majority of the Fund’s outstanding voting securities provided that in such event such continuance shall also be approved by the vote of a majority of the Independent Directors cast in person at a meeting called for the purpose of voting on such approval. The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

20.	TERMINATION OF AGREEMENT.

This Agreement may be terminated at any time, without the payment of any penalty, by the Board, or by the vote of a majority of the outstanding voting securities of the Fund, on sixty (60) days’ written notice to the Investment Manager and the Sub-Adviser, or by the Investment Manager or the Sub-Adviser on sixty (60) days’ written notice to the Fund and the other party. This Agreement will automatically terminate, without the payment of any penalty, (a) in the event of its assignment (as defined in the 1940 Act), or (b) in the event the Investment Management Agreement between the Investment Manager and the Fund is assigned (as defined in the 1940 Act) or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice. In the event of a termination, the Sub-Adviser shall cooperate in the orderly transfer of the Fund’s affairs.

21.	ASSIGNMENT.

Any assignment (as that term is defined in the 1940 Act) of this Agreement made by the Sub-Adviser shall result in the automatic termination of this Agreement, as provided in Section 20 hereof. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers or employees of such Sub-Adviser except as may be provided to the contrary in the 1940 Act or the rules or regulations thereunder.

22.	NOTICE.

Any notice required or permitted to be given by any party to another shall be deemed sufficient if given in person or sent by delivery service or registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice:

If to the Investment Manager:

UBS Asset Managers of Puerto Rico

250 Muñoz Rivera Ave., Tenth Floor

San Juan, Puerto Rico 00918

Telephone: (787) 773-3888

If to the Sub-Adviser:

Nuveen Asset Management, LLC

333 West Wacker Drive

Chicago IL 60606

Attn: Client Service

Email: DL_Publicsclientservice@nuveen.com

With a copies to

Stuart.cohen@nuveen.com

Daniel.close@nuveen.com

If to the Fund:

U.S. Monthly Income Fund

for Puerto Rico Residents, Inc.

250 Muñoz Rivera Ave., Tenth Floor

San Juan, Puerto Rico 00918

Telephone: (787) 773-3888

23.	SEVERABILITY AND ENTIRE AGREEMENT.

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.

24.	GOVERNING LAW.

This Agreement shall be construed in accordance with the laws of Puerto Rico, without reference to conflict of law or choice of law doctrines, and the applicable provisions of the 1940 Act. To the extent that the applicable laws of Puerto Rico, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

25.	AMENDMENT.

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties and only in accordance with the provisions of the 1940 Act and the rules and regulations promulgated thereunder.

26.	COUNTERPARTS.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures on this Agreement may be communicated by electronic transmission (which shall include facsimile or email) and shall be binding upon the parties so transmitting their signatures.

27.	HEADINGS.

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

28.	USE OF NAME.

It is understood that the name UBS or any derivative thereof or logo associated with that name is the valuable property of the Investment Manager and/or its affiliates, and that Sub-Adviser has the right to use such name (or derivative or logo) only with the approval of the Investment Manager and only so long as the Investment Manager is the investment adviser to the Fund, except as may be required by law or legal process. Notwithstanding the foregoing, Sub-Adviser shall have the right to include the name UBS, the name of the Investment Manager and the name of the Fund in a representative client list.

It is understood that the names “Nuveen Asset Management, LLC”, “Nuveen” or any derivative thereof or logos associated with those names are the valuable property of the Sub-Adviser and/or its affiliates. The Sub-Adviser consents to the Fund’s inclusion of the name “Nuveen Asset Management, LLC” in the Fund’s Prospectus and other offering materials of the Fund for the purpose of identifying the Sub-Adviser, for so long as the Sub-Adviser is a Sub-Adviser to the Fund. The logos associated with the Sub-Adviser may only be used in connection with he offering materials of the Fund if the Sub-Adviser, in its absolute discretion, consents in writing to such use. Upon termination of this Agreement, the Fund shall forthwith cease to use such name. It is understood that Sub-Adviser does not consent to the use of the name “Nuveen” in the name of the Fund.

29.	SERVICES NOT EXCLUSIVE.

The services furnished by the Sub-Adviser hereunder are not to be deemed exclusive, and except as the Sub-Adviser may otherwise agree in writing, the Sub-Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby; provided, however, that the Sub-Adviser will not furnish advisory or sub-advisory services to other Puerto Rico investment companies whose strategy is to invest primarily in U.S. municipal securities. The restriction in the preceding proviso shall terminate if the Fund at any time has gross assets of less than $100 million for a period of 90 or more consecutive days. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Sub-Adviser, who may also be a director, officer or employees of the Fund, to engage in any other business or devote his or her time and attention in part to the management or other aspects of an other business, whether of a similar or dissimilar nature.

30.	INTERPRETATION.

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein shall have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, where the effect of a requirement of the 1940 Act or the Advisers Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

31.	NO THIRD PARTY BENEFICIARIES.

The parties hereto acknowledge and agree that this Agreement is intended solely for the benefit of the parties hereto and any natural person or entity obtaining rights hereunder as an indemnitee and that there shall be no third party beneficiaries to this Agreement, either express or implied.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and effective as of the day and year first written above.

UBS ASSET MANAGERS OF PUERTO RICO, A DIVISION OF UBS TRUST COMPANY OF PUERTO RICO By: Leslie Highley, Jr. Title: Managing Director By: Javier Rodríguez Title: Director

NUVEEN ASSET MANAGEMENT, LLC By: Title: By: Title:
U.S. MONTHLY INCOME FUND FOR PUERTO RICO RESIDENTS, INC. By: Carlos V. Ubiñas Title: President By: Liana Loyola Title: Secretary

Appendix A

Compensation

The Investment Manager shall pay to the Sub-Adviser compensation at an annual rate of 0.25 percent (0.25%) of average daily gross assets.

The investment strategy is to invest up to 80% of the Fund’s assets primarily in United States Municipal Securities.